JONES WALKER
                               WAECHTER POITEVENT
                            CARRERE & DENEGRE L.L.P.


                                  May 16, 2000


CenturyTel, Inc.
100 Century Park Drive
Monroe, Louisiana 71203


Gentlemen:

     We have acted as counsel for CenturyTel, Inc., a Louisiana corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 4,000,000 shares (the "Shares") of the common stock, $1 par value per share, of the Company pursuant to the terms of the CenturyTel, Inc. 2000 Incentive Compensation Plan (the "Plan").

     Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              JONES, WALKER, WAECHTER,
                                 POITEVENT, CARRERE & DENEGRE, L.L.P.



                              By:  /s/ Margaret F. Murphy
                                 ----------------------------------
                                   Margaret F. Murphy, Partner